Exhibit 10.1

AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 1 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of April 4, 2023, by and between Redwoods Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated March 30, 2022, by and between the parties hereto (the “Trust Agreement”).

WHEREAS, $116,150,000 of the gross proceeds from the IPO and sale of the Private Placement Units was deposited into the Trust Account;

WHEREAS, Section 1(i) of the Trust Agreement provides that the Trustee is to liquidate the Trust Account and distribute the Property in the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a Termination Letter; or (y) the date which is 12 months after the closing of the IPO, or, in the event that the Company extended the time to complete the Business Combination for up to 15 or 18 months, as applicable, from the Closing but has not completed the Business Combination within such 15- or 18-month period, as applicable, the 15- or 18-month anniversary, as applicable, of the Closing, provided a Termination Letter has not been received by the Trustee prior to such date;

WHEREAS, Section 7(c) of the Trust Agreement provides that Section 1(i) of the Trust Agreement may not be modified, amended or deleted without the affirmative vote of at least a majority of the then outstanding shares of Common Stock, par value $0.0001 per share, of the Company, voting together as a single class;

WHEREAS, the Company obtained the requisite vote of the stockholders of the Company to approve this Amendment; and

WHEREAS, each of the Company and Trustee desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment to Section 1(i). Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, only as directed in the Termination Letter and the other documents referred to therein; or (y) April 4, 2023 (the “Deadline Date”) (provided that the Board, in its discretion, upon written notice to the Trustee, may extend the Deadline Date by (i) three months on a single occasion (the “Initial Extension”) and (ii) following the Initial Extension, one month each on up to five occasions (each, a “Subsequent Extensions”), but in no event to a date later than December 4, 2023 (or, in each case , if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open)) if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes shall be distributed to the Public Stockholders of record as of such date; provided, however, that the Company or Redwoods Capital LLC (or their respective affiliates or permitted designees) will deposit into the Trust Account (i) $360,000 for the Initial Extension and

(ii) $120,000 per month for each Subsequent Extension (each, a “Contribution”); provided further, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by the date specified in clause (y) of this Section 1(i), the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Stockholders;”

2. Addition of Section 1(n). A new Section 1(n) shall be added as follows:

“(m) Upon receipt of an extension letter (“Extension Letter”) substantially similar to Exhibit F hereto at least five days prior to the applicable termination date (as may be extended in accordance with Section 1(i)), signed on behalf of the Company by an executive officer, and receipt of the dollar amount specified in the Extension Letter on or prior to such termination date (if and as applicable), to follow the instructions set forth in the Extension Letter.”

3. Amendments to Definitions.

(i) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement. The following defined term in the Trust Agreement shall be amended and restated in their entirety:

“Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated March 30, 2022, by and between Redwoods Acquisition Corp. and Continental Stock Transfer & Trust Company, as amended by the Amendment No. 1 to Investment Management Trust Agreement dated April 4, 2023.”; and

(ii) The term “Property” shall be deemed to include any Contribution paid to the Trust Account in accordance with the terms of the Amended and Restated Certificate of Incorporation and the Trust Agreement.

4. Addition of Exhibit F. A new Exhibit F of the Trust Agreement is hereby added as follows:

EXHIBIT F

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf and Celeste Gonzalez

Re: Trust Account — Extension Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to paragraphs 1(i) and 1(n) of the Investment Management Trust Agreement between Redwoods Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of March 30, 2022, as amended by the Amendment No. 1, dated April 4, 2023 (the “Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Businesses for an additional [●] month[s], from [●], 2023 to [●], 2023] (the “Extension”). Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement. This Extension Letter shall serve as the notice required with respect to Extension prior to the applicable termination date (as may be extended in accordance with Section 1(i) of the Trust Agreement). In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit the contribution in the amount of $[●] for such one-month extension until [●], 2023 (the “Contribution”), unless the Closing of the Company’s initial business combination shall have occurred, which will be wired to you, into the Trust Account investments upon receipt.

Very truly yours,

Redwoods Acquisition Corp.

By:
Name:
Title:

5.1.	Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

5.2.	Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

5.3.	Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

5.4.	Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

5.5.	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

5.6.	Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

REDWOODS ACQUISITION CORP.

By:	/s/ Jiande Chen
Name: Jiande Chen
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Fran Wolf
Name: Fran Wolf
Title: Vice President

5